UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: December 5, 2013
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1111 Bagby Street, Suite 1600 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013 the Board appointed Jerry R. Schuyler to be a member of the board of directors  (the ”Board”) of Rosetta Resources Inc. (the “Company”), which brings the total number of directors of the Company to nine.  There is no arrangement or understanding between Mr. Schuyler and any other person pursuant to which Mr. Schuyler was selected to serve as a member of the board of directors for the Company.

In addition to serving on the Board, Mr. Schuyler will serve as a member of the Nominating and Corporate Governance Committee.  Mr. Schuyler qualifies as an “independent” director, and his appointment to the above committee is in accordance with the standards promulgated by the NASDAQ Global Select Market and by the Securities and Exchange Commission.

In connection with his appointment to the Board, Mr. Schuyler received a grant of 969 shares of restricted common stock.  In addition, Mr. Schuyler may elect to receive shares of Rosetta common stock in lieu of cash Board retainer fees.  Each of these grants is issued under Rosetta’s Amended and Restated 2013 Long-Term Incentive Plan.  Mr. Schuyler is also eligible for the regular compensation paid by the Company to a non-employee director, which will be prorated during his initial term.

The Company’s Board of Directors Governance Guidelines provide that a director shall retire from the Board at the end of the calendar year in which he or she reaches 73 years of age.  Two of the Company’s directors, Richard W. Beckler and D. Henry Houston, having reached the age of 73, tendered their resignations from the Board, on December 5, 2013, to be effective December 31, 2013.   There were no matters of disagreement between either director and the Company concerning the Company’s operations, policies or practices, which caused the decision of either director to retire from the Board.  Effective at their retirement dates, the size of the Board will be reduced to seven members.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2013	ROSETTA RESOURCES INC.

	By:	/s/ John E. Hagale

John E. Hagale
Executive Vice President and Chief Financial Officer